Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Transglobal Management Group, Inc., a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1. The original Articles of Incorporation of the corporation were filed with the Secretary of State of Florida on January 30, 2008.

2. Pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3. These Amended and Restated Articles have been adopted and approved by a majority of the shareholders of the corporation.

4. The text of the Amended and Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

TRANSGLOBAL MANAGEMENT GROUP, INC.

ARTICLE I. NAME

The name of the corporation is TRANSGLOBAL MANAGEMENT GROUP, INC. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Florida is Registered Agents, Inc., 7901 4th St N Ste 4887, in the City of St. Petersburg, in the State of Florida.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Florida Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is Forty Billion (40,000,000,000). The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.0001 per share.

(A) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

1

(B) Provisions Relating to the Preferred Stock.

(1) The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(viii) Any other relative or participation rights, preferences and limitations of that series;

(ix) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

(2) Provisions, Designations, and Characteristics Relating to Series “A” Preferred Stock.

(i) Two Hundred (200) of the Company's Twenty Million (20,000,000) authorized shares of preferred stock are designated as Series A Preferred Stock;

(ii) The Series A Preferred Stock shall entitle the holders the right to vote, either together with holders of the Corporation’s common stock, or as a separate class of shares, on any matter upon which the shareholders of common stock of the Corporation may vote, including but not limited to any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the Series A Preferred Stock relative to the shares of the Corporation’s common stock;

(iii) Each share of Series A Preferred Stock shall have voting rights equal to four times the sum of (a) all shares of Common Stock issued and outstanding on a fully diluted basis at the time of voting; plus (b) the total number of votes of all other classes of preferred stock which are issued and outstanding at the time of voting; divided by (c) the number of shares of Series A Preferred Stock issued and outstanding at the time of voting.

2

(iv) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the Series A Preferred Stock shall not be entitled to receive any of the assets of the Corporation;

(v) Shall be redeemed by the Corporation at the option of the holders thereof for an aggregate of one dollar ($1.00) for all such shares of Series A Preferred Stock so held;

(vi) Shall not entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Corporation; and

(vii) shall not be able to convert such Series A Preferred Stock into the Corporation’s common stock.

(3) Provisions, Designations, and Characteristics Relating to Series “B” Preferred Stock.

(i) Eight (8) of the Corporation’s Twenty Million (20,000,000) authorized shares of Preferred Stock are designated as Series B Preferred Stock;

(ii) Conversion Right. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without the payment of additional consideration, into that number of shares of Common Stock equal to one-half of one percent (0.5%) of the issued and outstanding shares of Common Stock on the date of conversion, calculated immediately after giving effect to the conversion, so that all eight (8) shares of Series B Preferred Stock, if converted together, shall represent four percent (4%) of the total issued and outstanding Common Stock in the aggregate. Accordingly, the number of shares of Common Stock issuable upon the conversion of any number of shares of Series B Preferred Stock (“B”) shall equal (B × 0.005 × O) ÷ (1 − (B × 0.005)), where “O” is the number of shares of Common Stock issued and outstanding immediately before such conversion;

(iii) Non-Dilution. The Series B Preferred Stock is non-dilutive. The conversion percentage set forth in subsection (ii) above is fixed and shall not be reduced by any issuance of shares, conversion of notes, warrants or other securities, stock split, reverse stock split, recapitalization, reclassification, merger, reverse merger, share exchange or other corporate action occurring before conversion. Without limiting the foregoing, no reverse stock split, stock consolidation, share combination, recapitalization, reclassification or similar transaction shall reduce the percentage of the Corporation’s issued and outstanding common equity into which any share of Series B Preferred Stock is convertible, convert the percentage-based conversion right into a fixed-share or one-for-one conversion right, or otherwise diminish the economic effect of the Series B Preferred Stock;

(iv) Automatic Adjustment. Following any transaction described in subsection (iii) above, the conversion rights of the Series B Preferred Stock shall automatically adjust as necessary so that each share of Series B Preferred Stock remains convertible into one-half of one percent (0.5%), and all eight (8) shares of Series B Preferred Stock, if converted together, remain convertible into four percent (4%), of the total issued and outstanding Common Stock calculated immediately after giving effect to such conversion. No fractional-share elimination, rounding convention or similar adjustment shall be applied in a manner that reduces those percentage-based rights;

(v) Mechanics of Conversion. A holder of Series B Preferred Stock may exercise its conversion right by delivering written notice of conversion to the Corporation or its transfer agent specifying the number of shares of Series B Preferred Stock to be converted. The conversion shall be deemed effective as of the date such notice is delivered, and the Corporation shall cause the shares of Common Stock issuable upon such conversion to be issued to the holder within three (3) business days thereafter;

(vi) Reservation of Shares. The Corporation shall at all times maintain sufficient authorized and reserved shares of Common Stock to satisfy the full conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is insufficient for that purpose, the Corporation shall promptly take all corporate action necessary to increase its authorized shares of Common Stock, and the holders of the Series A Preferred Stock shall vote such shares in favor of any increase in authorized shares needed for that purpose;

3

(vii) Protective Provisions. Notwithstanding Article IX or any other provision of these Articles of Incorporation, neither the Corporation nor any holder of Series A Preferred Stock shall amend, waive, cancel, redeem, reclassify, subordinate or otherwise impair the Series B Preferred Stock, this Section (B)(3) of Article IV, or any certificate of designation relating to the Series B Preferred Stock, whether by amendment of these Articles of Incorporation or otherwise, without the prior written consent of each holder of Series B Preferred Stock;

(viii) Voting. Except as otherwise required by law and except for the consent rights set forth in subsection (vii) above, the Series B Preferred Stock shall not entitle the holders thereof to vote on matters submitted to the stockholders of the Corporation;

(ix) Dividends and Liquidation. The holders of Series B Preferred Stock shall be entitled to share ratably with the holders of Common Stock in any dividends or distributions, and in the assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on an as-converted basis, determined as if all shares of Series B Preferred Stock had been converted into Common Stock in accordance with subsection (ii) above immediately prior to the applicable record date or event; and

(x) Redemption. The Series B Preferred Stock shall not be redeemable by the Corporation without the prior written consent of the holder thereof.

ARTICLE V. BOARD OF DIRECTORS

(A) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C) The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Florida law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Florida as the Bylaws may provide. The books of the Corporation may be kept outside the State of Florida at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

4

I, THE UNDERSIGNED, being the Chief Executive Officer of Transglobal Management Group, Inc. pursuant to Section 607.1003 and 607.1007 of the Florida Business Corporation Act, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of October, 2026.

___________________________________

Marc Angell, Chief Executive Officer

5